United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 23, 2012

Hollywood Entertainment EDU Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53069	26-1702585
(State of incorporation)	(Commission File Number)	(IRS Employer Number)

1875 Century Park East, 6th Floor, Suite 73 Century City , California	90067
(Address of principal executive offices)	Zip Code

310-990-2590

   (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Hollis Liu resigned as Chief Executive Officer effective January 23, 2012.

However, Ms. Liu retains her title as President of the Company and remains as a member of the Board of Directors and Chair of the Audit Committee

David Lau was appointed Chief Executive Officer and member of the Board of Directors of the Company effective January 23, 2012.

Mr. Lau is a senior strategist and coordinator in the film and entertainment industry in bothHollywood and China. Mr. Lau currently serves as an independent Director and Chinese General Advisor to the Sanborn Film and Television Institute - University of South Florida; as Vice Chairmen of SAAF Artists Foundation; as a Member on the Board of Directors of the AIAA Animation Association; as a Senior Advisor to the Animation Professional Committee of the China Electronic Chamber of Commerce and as the Overseas Director of the WRSA Entrepreneur Alliance. With decades of experience, he has assisted in the production of such motion pictures as “The Terminal” with OSCAR academy award winner Steven Spielberg and starring OSCAR academy awards winners Tom Hanks and Catherine Zeta-Jones; and “Collateral” starring world movie star Tom Cruise and OSCAR academy awards winner Jamie Foxx. Mr. Lau has also worked on many Chinese film and television projects.

Mr. Lau’s work experience extends to the successful management of many institutional and enterprise organizations , including directing and participating in International EXPOs in Los Angeles, Concerts in Las Vegas, International Arts Exhibitions and International Film Festivals, as well as attending many International Film and Animation events and China-US Cultural and Economy Exchange events as an overseas expert.

SIGNATURES

Pursuant to the requirements of the Securities exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hollywood Entertainment EDU Holding, Inc.

Date: January 23, 2012	By:	/s/ Hollis Liu
Hollis Liu
President

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